Exhibit 2.1

AGREEMENT AND PLAN OF REINCORPORATION AND MERGER

BETWEEN

COMMUNITY BANKERS TRUST CORPORATION

(A DELAWARE CORPORATION)

AND

CBTC VIRGINIA CORPORATION

(A VIRGINIA CORPORATION)

This Agreement and Plan of Reincorporation and Merger (“Agreement”) is made and entered into as of May 13, 2013 by and between COMMUNITY BANKERS TRUST CORPORATION, a Delaware corporation (“CBTC Delaware”), and CBTC VIRGINIA CORPORATION, a Virginia corporation (“CBTC Virginia”).

RECITALS

1. The Board of Directors of CBTC Delaware has determined that it is in the best interests of CBTC Delaware and its stockholders for CBTC Delaware to change its state of incorporation; and

2. CBTC Delaware has caused CBTC Virginia to be organized under Virginia law to facilitate the reincorporation of CBTC Delaware in Virginia; and

3. The reincorporation will be effected by a merger under Delaware and Virginia law of CBTC Delaware with and into CBTC Virginia in which each share of common stock of CBTC Delaware is converted into one share of common stock of CBTC Virginia; and

4. The respective Boards of Directors of CBTC Delaware and CBTC Virginia have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders and executed by the undersigned officers.

NOW, THEREFORE, CBTC Delaware and CBTC Virginia do hereby agree as follows:

1. THE MERGER. Subject to the terms and conditions hereof, CBTC Delaware shall be merged with and into CBTC Virginia in accordance with the Virginia Stock Corporation Act and the Delaware General Corporation Law (the “Merger”). CBTC Virginia shall be the surviving corporation. CBTC Virginia shall succeed to and acquire all of the assets and assume all of the liabilities (each, without limitation or modification, whatsoever) of CBTC Delaware. The Merger shall become effective when certificates of merger issued by the State Corporation Commission of Virginia and by the Secretary of the State of Delaware shall have become effective (the “Effective Time”). At the Effective Time, the separate corporate existence of CBTC Delaware shall cease, and the Merger shall have the effects stated in Section 13.1-721 of the Virginia Stock Corporation Act. At the Effective Time, CBTC Virginia’s corporate name shall become Community Bankers Trust Corporation.

2. ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. The Articles of Incorporation and Bylaws of CBTC Virginia in effect immediately prior to the consummation of the Merger shall be the Articles of Incorporation and Bylaws of the surviving corporation and shall remain in effect at and following the Effective Time until amended or repealed. The directors and officers of CBTC Virginia immediately prior to the Effective Time shall be the directors and officers of the surviving corporation until their successors shall have been duly elected and qualified or as otherwise provided by law, or by the articles of incorporation or bylaws of the surviving corporation.

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3. CONVERSION OF SHARES; CANCELLATION OF SHARES.

(a) At the Effective Time:

(i) Each share of common stock, par value $0.01 per share, of CBTC Delaware (“CBTC Delaware Common Stock”) issued and outstanding immediately prior to the Effective Time, by operation of law, shall be automatically converted into one share of common stock, par value $0.01 per share, of CBTC Virginia (“CBTC Virginia Common Stock”).

(ii) Each share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of CBTC Delaware issued and outstanding immediately prior to the Effective Time, by operation of law, shall be automatically converted into one share of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of CBTC Virginia.

(iii) Each warrant or other right to acquire one or more shares of CBTC Delaware Common Stock that is outstanding immediately prior to the Effective Time, by operation of law, shall be automatically converted into a similar warrant or other right to acquire the same number of shares of CBTC Virginia Common Stock, upon identical terms and conditions and for an identical price, as provided in the instrument for such warrant or right.

No other property, shares, other securities or considerations of any type will be distributed or issued in connection with or as a result of the Merger.

(b) At the Effective Time, each share of CBTC Virginia Common Stock outstanding immediately prior to the Effective Time shall be cancelled, without payment of any consideration therefor. Each stock certificate that represents shares of CBTC Delaware Common Stock, after the Effective Time, shall represent the same number of shares of CBTC Virginia Common Stock. Stockholders will not be required to surrender stock certificates.

4. EMPLOYEE AND DIRECTOR STOCK PLANS. At the Effective Time, all stock option and stock-based compensation plans of CBTC Delaware (the “CBTC Delaware Plans”) shall automatically be continued as and become plans of CBTC Virginia (the “CBTC Virginia Plans”). At the Effective Time, there shall be substituted for the options granted under the CBTC Delaware Plans (“Old Options”), new options (“New Options”) under the CBTC Virginia Plans without any action on the part of optionees, and each New Option shall be for the same number of shares of CBTC Virginia Common Stock, exercisable at the same price and subject to the same terms and conditions as each Old Option was with respect to CBTC Delaware Common Stock. The substitution of New Options for Old Options shall be done in accordance with the provisions of Section 425(a) of the Internal Revenue Code of 1986. Under the CBTC Virginia Plans, CBTC Virginia shall assume all of the rights and obligations of CBTC Delaware under the CBTC Delaware Plans.

At the Effective Time, CBTC Virginia shall be deemed to have reserved and authorized the issuance of the number of shares of CBTC Virginia Common Stock under the CBTC Virginia Plans that is equal to the number of shares of CBTC Delaware Common Stock approved for issuance under the CBTC Delaware Plans that CBTC Delaware has not issued under the CBTC Delaware Plans prior to the Effective Time.

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At the Effective Time, all rights to purchase, sell or receive CBTC Delaware Common Stock and all rights to elect to make payment in CBTC Delaware Common Stock under any agreement between CBTC Delaware and any director, officer or employee thereof or under any plan or program of CBTC Delaware shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive CBTC Virginia Common Stock and an identical right to make payment in CBTC Virginia Common Stock under any such agreement between CBTC Delaware and any director, officer or employee thereof or under such plan or program of CBTC Delaware.

5. CONDITIONS TO THE MERGER. The Merger shall not be consummated unless the following conditions have been satisfied:

(a) Holders of the issued and outstanding shares of CBTC Delaware Common Stock shall have approved this Agreement in accordance with Delaware law and the Certificate of Incorporation of CBTC Delaware, and the sole shareholder of CBTC Virginia shall have approved this Agreement, in accordance with Virginia law. Neither of such approvals shall have been revoked at or prior to the Effective Time.

(b) If, in the opinion of counsel to CBTC Virginia, such registration is required, CBTC Virginia Common Stock to be issued to the holders of CBTC Delaware Common Stock pursuant to the Merger shall have been duly registered pursuant to Section 5 of the Securities Act of 1933 and such registration shall not be suspended at the Effective Time. Further, to the extent required in the opinion of legal counsel for CBTC Virginia, CBTC Virginia shall have complied with all applicable securities law of states and other jurisdictions relating to such issuance of CBTC Virginia Common Stock.

(c) Any and all approvals or consents shall have been obtained from any governmental agency having jurisdiction, and from other third parties that are, in the opinion of legal counsel for CBTC Delaware or CBTC Virginia, required for the lawful consummation of the Merger and the issuance and delivery of CBTC Virginia Common Stock as contemplated by this Agreement, and such approvals or consents shall not have been revoked.

(d) CBTC Delaware and CBTC Virginia shall have received, with respect to federal income taxes, an opinion from LeClairRyan, A Professional Corporation, acceptable in form, qualification and substance to CBTC Delaware and CBTC Virginia and their legal counsel, to the effect that:

(1) The Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended;

(2) No gain or loss will be recognized by the stockholders of CBTC Delaware upon conversion of their CBTC Delaware Common Stock into CBTC Virginia Common Stock pursuant to the Merger;

(3) No gain or loss will be recognized by CBTC Delaware as a result of the Merger;

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(4) The aggregate tax basis of CBTC Virginia Common Stock received by each stockholder of CBTC Delaware in the Merger will be equal to the aggregate tax basis of CBTC Delaware Common Stock converted in exchange therefor; and

(5) The holding period of CBTC Virginia Common Stock received by each stockholder of CBTC Delaware in the Merger will include the period during which the stockholder held his CBTC Delaware Common Stock converted therefor, provided such CBTC Delaware Common Stock is held by the stockholder as a capital asset on the date of the Merger.

6. ABANDONMENT OF AGREEMENT. This agreement may be abandoned unilaterally by CBTC Delaware or by CBTC Virginia at any time before the Effective Time in the event that, for any reason, consummation of the transactions contemplated hereby is inadvisable in the opinion of CBTC Delaware or CBTC Virginia, in its respective sole judgment. Such abandonment shall be effected by written notice by CBTC Delaware or CBTC Virginia to the other party hereto, authorized or approved by the Board of Directors of the party giving such notice. Upon the giving of such notice, this Agreement shall be terminated and there shall be no liability hereunder or on account of such termination on the part of CBTC Delaware or CBTC Virginia or the directors, officers, employees, agents or stockholders of any of them. In the event of abandonment of this Agreement, CBTC Delaware shall pay the fees and expenses incurred by itself and CBTC Virginia in connection with this Agreement and the Merger.

7. AMENDMENTS. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by the parties hereto with the authorization or approval of the Board of Directors of each of the parties hereto; provided, however, that after the stockholders of CBTC Delaware have considered and approved this Agreement the provisions of Section 3 hereof relating to the consideration to be exchanged for shares of CBTC Delaware Common Stock shall not be amended so as to decrease the amount or change the form of such consideration without the further approval of CBTC Delaware stockholders; and provided further, however, that no provision or section hereof shall be amended without unanimous shareholder approval by the CBTC Virginia shareholders.

8. FURTHER ASSURANCES. From time to time, as and when required by CBTC Virginia or by its successors or assigns, and to the extent permitted by law, there shall be executed and delivered on behalf of CBTC Delaware such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by CBTC Virginia the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of CBTC Delaware and otherwise carry out the purposes of this Agreement, and each of the directors and officers of CBTC Virginia is fully authorized in the name and on behalf of CBTC Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

9. COUNTERPARTS. This Agreement may be executed in one or more counterparts.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Virginia, without regard to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

COMMUNITY BANKERS TRUST CORPORATION

By	/s/ Rex L. Smith, III

Its	President and Chief Executive Officer

CBTC VIRGINIA CORPORATION

By	/s/ Rex L. Smith, III

Its	President and Chief Executive Officer

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